Exhibit 10.48

AGREEMENT REGARDING USE OF AIRCRAFT INTEREST

THIS AGREEMENT REGARDING USE OF AIRCRAFT INTEREST (the “Agreement”) is entered into as of this 17th day of November 2009, by and between RenaissanceRe Holdings Ltd. (the “Company”), and Neill A. Currie (“Mr. Currie”).

RECITALS

A. Whereas, RenaissanceRe Holdings Ltd. (the “Company”) owns a 100% interest in a Raytheon Hawker 800XP plane, FAA Aircraft Number N892QS, operated under a NetJets Aviation Inc. (“NetJets”) fractional interest program (together with any other aircraft as to which the Company has an interest pursuant to the fractional interest program under NetJets Agreement, the “RenRe Aircraft Interest”), pursuant to a November 28, 2003 agreement between the Owner Trustee, Wilmington Trust Company, and NetJets (as amended from time to time, the “NetJets Agreement”) on terms as set forth in certain agreements with NetJets and Wilmington Trust Company; and

B. Whereas, Mr. Currie is permitted to use the RenRe Aircraft Interest for his personal use under his employment agreement with the Company subject to an agreed-upon cap (the “Cap”) allowing 24 round trips per year for Mr. Currie’s business commute and 25-hours per year for his other personal travel; and

C. Whereas, the Compensation Committee believes it is in the best interests of the Company to allow Mr. Currie to utilize hours in respect of the RenRe Aircraft Interest in addition to the Cap, provided that Mr. Currie pays the aggregate incremental cost incurred by the Company in connection with any such flights in a manner that complies with the relevant provisions of the Sarbanes-Oxley Act of 2002 and Federal Aviation Administration (“FAA”) regulations.

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. Part 135 Instruction. Subject to Section 3, the Company agrees to provide a standing instruction to NetJets to ensure that, and Mr. Currie agrees that, any flight taken by Mr. Currie pursuant to the RenRe Aircraft Interest for his personal use will be pursuant to Part 135 of the Federal Aviation regulations.

2. Payment for Flights. Subject to Section 3, Mr. Currie agrees to fund a Company account with cash in an amount of not less than $25,000, which cash may be drawn upon at any time by the Company to cover the aggregate incremental cost incurred by the Company in connection with any flight taken by Mr. Currie pursuant to the RenRe Aircraft Interest for his personal use. To the extent the Company withdraws cash from the account to cover the aggregate incremental cost of any flight in accordance with this Section 2, Mr. Currie shall deposit an amount of money into the account so that it again contains an aggregate amount of not less than $25,000. “Aggregate incremental cost” shall be calculated in the same manner as prescribed by Regulation S-K and the rules and other guidance of the Securities and Exchange Commission.

3. Applicability of Provisions. The provisions of Sections 1 and 2 of this Agreement shall only apply in instances in which Mr. Currie uses the RenRe Aircraft Interest for personal use and which flight exceeds the Cap, whether it is any round trip for Mr. Currie’s business commute after the 24th such trip of the year or any hour flown for Mr. Currie’s other personal travel after the 25th such hour of travel of the year.

4. Severability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof

5. General.

(a) This Agreement shall be governed by and construed in accordance with the laws of Bermuda.

(b) Neither this Agreement nor any rights or obligations hereunder shall be assigned or transferred by Mr. Currie.

(c) This Agreement shall be binding upon and inure to the benefit of Mr. Currie and the Company and its successors and assigns.

(d) No amendment, modification or termination of this Agreement shall be effective unless in writing signed by both parties hereto.

(e) This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which when taken together shall constitute one and the same Agreement.

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[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first above written.

RENAISSANCERE HOLDINGS LTD.

By	/s/ Stephen H. Weinstein
Name: Stephen H. Weinstein
Title: SVP and Corporate Secretary

/s/ Neill A. Currie
Neill Currie